Exhibit 99.1

Dear Partners,

First, and most important, we hope you and your loved ones are healthy and safe.

Second, we want to provide an update on the state of our business amidst the developing COVID-19 situation. We assure you that the Terra portfolio is performing well and, thus far, impact from the pandemic has been limited. In part, we believe this is a reflection of the re-positioning and de-risking actions we have taken over the past two years, as outlined in the recent 2019 Investor Letter.

That said, as the economy grinds to a standstill, we will not be entirely immune to the challenges facing commercial real estate, and are therefore carefully evaluating developments across our investments, borrowers, and various counterparties.

During these uncertain times, we are taking additional steps to closely monitor our portfolio, promptly taking necessary actions when appropriate, and further insulating against market volatility. We are holding weekly calls with each borrower in our portfolio, and our entire team is participating daily in asset management meetings to anticipate and proactively address any items that may require action. We believe we are well-prepared to function remotely, and we remain laser-focused in bringing all our experience and expertise to bear as we navigate the portfolio through this unprecedented environment. We believe that our hands-on approach to active management makes a critical difference during such times and is a key reason why Terra has not experienced a loss of principal on any of our investments to date.

Furthermore, we are carefully managing the fund’s liquidity to ensure adequate reserves to withstand the downturn and protect the portfolio. Accordingly, our board of directors has decided to temporarily suspend our share repurchase program. These actions allow us to better manage the portfolio and to respond to additional unexpected developments as the economic impacts of the pandemic propagate through the financial system. We are working harder than ever to ensure the portfolio is defensively positioned. As always, our mission is to preserve and protect your capital.

Today, we are pleased to be sending you a distribution for March 2020. Given the current crisis, we will continue to monitor all aspects of the fund and will keep you apprised of any material developments that could impact performance and future distributions.

We remain available to you to respond to any questions during this challenging period. Please feel free to contact our Investor Relations team at +1 (800) 501-3501 or ir@tcp-us.com at any time.

Stay safe and healthy,

Vik Uppal